EXHIBIT 10.34

January 18, 2002

Mr. James R. Schmidt

Chief Executive Officer

HearMe

6200 Stoneridge Mall Road, Suite 3010

Pleasanton, CA 94588

Dear Jim:

Thank you for retaining Burr, Pilger & Mayer LLP (BPM) to assist you with the liquidation of HearMe and its wholly owned subsidiaries including but not limited to Catapult, Resounding, and AudioTalk.  This letter is to confirm our understanding of the terms and objectives of our engagement and the nature and limitations of the services we will provide.

BPM agrees to sign HearMe’s standard form of Confidential Information and Invention Assignment Agreement for consultants and that its employees performing services for HearMe thereunder shall be bound thereunder.

BPM agrees that it shall not resign from or terminate the engagement hereunder without engaging a successor on behalf of HearMe.  In addition, BPM’s representative serving on the Board of Directors of HearMe shall not resign without appointing an additional director (to ensure that HearMe has at least one director at all times).

BENEFITS OF WORKING WITH BPM

Although we have discussed many of these benefits, I thought it would be beneficial to put them in writing so that if you need to pass this engagement letter onto other members of your board, they too will have some of the background information.

1.

BPM has extensive experience with regard to the liquidation of companies and the final wrap-up by holding them in a “trust” position.  Attached, as Exhibit A, is a listing of some of the engagements we have performed with similar types of work.

2.

BPM has experience with SEC reporting companies.  Currently we audit five reporting companies.  All of these are smaller companies that call upon us to assist them with various issues regarding their 10Q and 10K filings.  We are familiar with the requirements and, as in this case, we would be able to prepare these documents and correspond with the SEC for as long as the company is required to do so.

3.

BPM is a large enough company that, through its various departments, it is able to handle the many aspects of this engagement.  As we discussed, the primary components of the engagement are IT, accounting, bookkeeping, possibly HR, and CEO/CFO, Chairman of the Board requirements.  BPM, through its 150-person workforce, has a fully capable IT department, an HR consulting group, a separate bookkeeping and write-up department where we provide liquidation accounting services, and have the needed people to handle the SEC reporting and financial statements.  Thus, you can be assured we can provide all aspects of this engagement and will not be “farming” out portions to other consultants.

Mr. James R. Schmidt

January 18, 2002

4.

Assurance that we will be in business.  BPM was formed 15 years ago and all of its founding partners are still quite young.  One of the important things in the wrap-up of a company is to make sure the key people will be around for the foreseeable future to ensure the job is handled in a consistent, professional and accurate manner.  You can be assured the members of our team and our firm will be around long after HearMe is liquidated.

SCOPE OF WORK

1.	Act as the single Board member, CEO, CFO, and Secretary to assure all compliance matters are handled and the company meets its reporting requirements.

2.	Prepare monthly financial statements for the company and for as long as required and coordinate with the outside auditors for 10Q and annual audits.

3.	Prepare the annual tax returns for the next three years.

4.	Prepare or cause to be prepared all of the payroll filings for 2001.

5.	Establish a system to archive financial, personnel, and legal records of the company so they are accessible in the event of a dispute, tax inquiry, or former employee requiring historical data.

6.	Create an historical backup of existing computer files. These files should be accessible for the next several years to retrieve information.

7.	Collect remaining accounts receivable and coordinate payables.

8.

Maintain the company’s accounting systems, monthly accounts receivable and accounts payable ledgers, and other financial responsibilities as necessary during the final wrap up phase after resignation of the company’s chief financial officer.

9.	Implement a file destruction system so that information no longer needed or required is disposed of properly.

10.	Make final distributions to shareholders.

11.	Assist and handle special projects as necessary.

STAFF ASSIGNED

The orderly liquidation of a company, such as HearMe, involves a team effort of accountants, human resources, technology, and administrative personnel.  BPM has developed an integrated team approach to coordinate the many issues, problems, and situations that arise in liquidation. Below are some of the key personnel who will be assigned to this project.

Stephen D. Mayer, Managing Partner, has extensive experience in the liquidation and wind down of many companies and will coordinate the overall effort from BPM.

Venita Baldwin, Partner in charge of Human Resources Consulting group, will oversee and coordinate the HR aspects of this engagement.

Mr. James R. Schmidt

January 18, 2002

Ken Nangle, Senior Director, Computer Consulting Services group, will coordinate the IT aspects of this engagement.  He has over 25 years of computer consulting experience.

Grace Kosakura, Senior Accountant in our Outsource Accounting Group (OAS) will oversee the day-to-day activities in the accounting areas including financial statements, accounts payable, cash management, tax returns, and coordination with the outside accounts.

Rebecca Simon, a Manager in our Accounting Department, who will oversee the accounting and tax aspects of this engagement.

Other staff, at the appropriate level, will be assigned once the job is fully scoped and we begin work.

FEES

Our fees for professional services are based on the hourly rate of the individual performing the work times the number of hours incurred.  Our rates are adjusted on a periodic basis when we adjust the compensation levels of our personnel.  These adjustments are made in July and January based on market conditions.  At this time our rates range from $75 per hour at the beginning staff level to $375 at the senior partner level.  In addition, direct out-of-pocket expenses such as travel, tax-processing fees, outside consultants, lodging, and other similar expenses are billed at our cost.  Indirect expenses such as telephone, fax, postage, photocopy, and technology services are billed at 3% of our fees.

It is always difficult to estimate the exact fees of a project such as this; however, based on our previous experience, below is a general overview for the three phases of this project.

Phase I

Consists of the initial project and involves an intensive effort of coordination between our staff and your remaining employees.  This phase usually lasts about 60 days and results in “passing the baton” from your company to ours.

Phase II

This is the wind down phase.  During this time, the company completes the liquidation of its assets and pays its liabilities.  This phase includes the wind down of the employee benefit plans, destruction of some records, the quarterly filings, and vacating the premises.  This phase usually lasts six to 12 months.

Phase III

This is the hibernation phase.  During this phase, which usually lasts two to three years, the company has little activity and our tasks would be tax filings, occasional requests for information, collecting the last few assets and/or paying the last few liabilities, reporting to shareholders, and other tasks related to the final dissolution of the company, including any future distributions to the shareholders.

This type of engagement requires a different approach to fees.  We suggest the following:

A.

A transition fee totaling $35,000 to cover our services for December 2001, January 2002, and February 2002.  This will encompass all transition services comprised of accounting, bookkeeping, HR, IT, and Board role.  This will include the hand off to our firm from you, your employees, and Board members.

B.	A monthly fee of $12,500 for the months of March 2002 through March 2003.

Mr. James R. Schmidt

January 18, 2002

C.	A monthly fee of $6,000 for the months of April 2003 through March 2005. The assumption here is that the project will end March 2005.

D.	Our normal hourly rates for projects such as:
	1.	SEC reporting past September 2002.
	2.	Special audits for tax authorities or governmental agencies.
	3.	Special research of IT related issues including retrieving back-ups.
	4.	Assisting with litigation related projects.
	5.	Cash distributions to shareholders.
	6.	Other projects beyond the scope outlined in A, B, and C above.

If the foregoing is in accordance with your understanding, please sign the copy of this letter in the space provided and return it to us along with a retainer check in the amount of $35,000.  This retainer will be applied to fees through February 2002, as outlined above in item A.  Please contact Steve Mayer if you have questions.

Thank you for the opportunity to assist in this effort.  BPM looks forward to working with you and your company.

Very truly yours,

Burr, Pilger & Mayer LLP

BPM:abj

F:\02\145030\engage

ACKNOWLEDGED:

HearMe

James R. Schmidt, CEO	Date

EXHIBIT A

        Arnelle, Hastie, McGee, Willis & Greene

BPM is currently wrapping up the liquidation of this medium-sized law firm located in San Francisco and Los Angeles. BPM was called upon to provide an orderly liquidation which included selling all of the assets, collecting all of the receivables and negotiating with creditors and banking relations for the orderly payment of the firm’s obligations.

        Dinkelspiel, Donovan & Reder

This was a medium-sized law firm located in San Francisco.  BPM was called upon to provide an orderly liquidation that included selling all assets, collecting all receivables, and disposing of more than 10,000 boxes of records in storage.

        Landsing Pacific Fund, Inc.

This was a REIT that sold its assets and began liquidation proceedings in late 1995 by creation of a liquidating trust.  BPM was engaged to perform outsource accounting services to assist with the initial liquidation, close down of its company offices, including file retention, fixed asset sale/disposition, preparation of all accounting data, tax returns for the liquidating trust, and ensuring the timely periodic distribution of dividends to the 12,000 shareholders of the original REIT.

        US Lend Lease Investments, Inc.

USLI and its sister company USL were wholly owned subsidiaries of one of the largest real estate companies in Australia.  The USL subsidiaries had assets in excess of $200 million.  We helped grow the company’s domestic presence and then after the company decided to close their operations we assisted in the liquidation and wrap up.

During a five-year period of time, BPM acted as the outsource financial and administrative department for these companies, providing all services including interaction with the auditors (meeting both US and Australian standards), preparation of annual tax returns, preparation of monthly financial statements, and all cash management.  In addition, BPM served on their boards reporting to the Australian parent company.

        Flintkote Corporation

This was the wholly owned subsidiary of a large Canadian corporation.  While in the process of being liquidated, it was determined they had significant exposure to asbestos claims.  BPM became the outsource accounting department and managed a $100 million fund of liquid assets that was reinvested on a periodic basis to provide cash flow, pay the costs of the asbestos litigation, and settle claims.  BPM was required to maintain a database, perform daily accounting functions, prepare monthly financials, and coordinate the annual audit with Coopers & Lybrand, LLP.

        PURUS, Inc.

PURUS was a publicly traded manufacturer who sold their product line in anticipation of purchasing a new venture.  During this interim period between product lines, BPM was engaged to out-source all accounting and administrative functions.  This included preparation of income tax returns, coordination with auditors, assistance with 10K and 10Q filings, and employee benefit issues.